EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For:     MAF Bancorp, Inc.             Contacts: Jerry A. Weberling, Chief
         55th Street & Holmes Avenue             Financial Officer
         Clarendon Hills, IL 60514               Michael J. Janssen, Senior
         www.mafbancorp.com                          Vice President
                                                 (630) 325-7300

            MAF BANCORP REPORTS 17% INCREASE IN FIRST QUARTER RESULTS
                            TO $.70 PER DILUTED SHARE

Clarendon Hills, Illinois, April 18, 2002 - MAF Bancorp, Inc. (MAFB) announced today that earnings per share for the first quarter ended March 31, 2002 totaled $.70 per diluted share, up 16.7% from the $.60 per diluted share reported for the quarter ended March 31, 2001. The earnings per share improvement resulted from increases in net interest income and nearly all areas of non-interest income, offset by non-interest expense growth. The elimination of goodwill amortization expense resulting from implementation of Financial Accounting Standard No. 142 (effective January 1, 2002) added $.03 to diluted earnings per share results for the current quarter.

Net income for the current quarter totaled $16.5 million, compared to $14.1 million in last year's first quarter. Return on average equity and return on average assets were 14.95% and 1.18%, respectively, in the current quarter compared to 14.43% and 1.10% in last year's comparable period. On November 30, 2001, the Company completed its acquisition of Mid Town Bancorp in a transaction that was accounted for under the purchase accounting method for financial reporting purposes. As a result, the current period's results, other than per share amounts and ratio analyses, are not generally comparable to the reported results for the corresponding prior year's quarter.

Net interest income increased by 10.7% from a year ago, totaling $36.0 million for the quarter ended March 31, 2002 compared to $32.5 million for last year's first quarter. The net interest margin remained stable at 2.74% compared to 2.75% for the quarter ended December 31, 2001, and increased from last year's first quarter net interest margin of 2.66%. While the overall net interest margin remained steady during the past three months, the components changed considerably. The yield on average interest-earning assets declined by 39 basis points to 6.22% compared to 6.61% for the quarter ended December 31, 2001. This decline was due to prepayments and the continuing downward repricing of the Bank's loan portfolio, and the significantly higher level of cash and investments held during the past three months. Offsetting this decline in asset yield was a 37 basis point decline in the cost of interest-bearing liabilities, which was 3.86% for the current quarter compared to 4.23% for the last quarter of 2001. The lower funding costs were principally due to the downward repricing of certificates of deposit and the success the Company has had in gathering low-cost core deposits, through acquisition and internal growth.

Average interest-earning assets in the current quarter grew to $5.27 billion, compared to $4.90 billion reported for last year's first quarter and $5.05 billion reported for the quarter ended December 31, 2001. Loan refinancing activity and related loan sale activity, although slower than the record levels of the last quarter, prevented any meaningful growth in average loans receivable balances during the quarter. Increases in liquid investments and securities led to the overall interest-earning asset increase for the quarter.

Loan origination volume totaled $677.8 million in the current quarter, considerably higher than the $515.5 million reported for the first quarter of last year but less than the record level of $955.0 million in loan volume reported for the quarter ended December 31, 2001. Long-term fixed-rate loans remained popular with customers, and as a result, loan sale gains in the quarter were strong, as the Company generally sells these loans into the secondary market. The Company currently expects loan origination activity to continue to be strong in 2002, although trending more toward adjustable-rate loans than in 2001, leading to lower loan sale volume and loan sale gains than in 2001 and higher balance sheet growth.

Non-interest income increased substantially to $13.7 million in the current quarter, compared to $9.9 million reported for the quarter ended March 31, 2001. Increases in gains on sales of loans and higher deposit account service fees and other income, offset by modestly lower income from real estate development operations, led to the 38.7% increase in overall non-interest income.

The Company's real estate development operations contributed $2.9 million to non-interest income in the current quarter, compared to $3.3 million of income reported for the first quarter of last year. A total of 46 residential lots were sold in the current period compared to 85 lots in the quarter ended March 31, 2001. All of the residential lot sales were in the Company's Tallgrass of Naperville development where the continued strength of the local housing market led to considerably higher sales prices and gross profit margins than in the prior year's first quarter. At March 31, 2002, the Company had 37 lots under contract in its Tallgrass of Naperville development. Assuming no delays in anticipated closings, management expects these pending lot sales to close in the second quarter.

Deposit account service fees totaled $4.8 million for the current quarter, up 40.8% from the $3.4 million reported for last year's first quarter. The continued strong growth in deposit account fee income is driven by fee increases and expansion of the Bank's checking account base through acquisition and internal sales efforts. Checking accounts totaled 144,000 at March 31, 2002, 22% higher than a year ago.

Loan sale volume increased to $165.3 million compared to $126.3 million for the first quarter of last year. Coupled with increased margins on loan sales, gains on sales of mortgage loans increased to $2.3 million in the current quarter compared to $691,000 a year ago. Other non-interest income increased 44.8% to $2.6 million compared to $1.8 million in the first quarter of last year. The increase is primarily due to higher loan modification fee income from refinance transactions, as well as from income from the Bank's mortgage reinsurance subsidiary, which began operations in late-2001.

Non-interest expense totaled $23.7 million in the current quarter, compared to $19.9 million reported for the quarter ended March 31, 2001. Compensation and benefits expense totaled $14.2 million in the current quarter, compared to $11.3 million a year ago. This increase was primarily due to increased employee headcount from the Mid Town acquisition, normal salary increases, higher medical costs, increased staffing and commission costs related to the higher loan origination and sales volume, and the new business banking division. Occupancy expenses increased by $643,000 in the current quarter compared to last year's first quarter, primarily the result of the additional Mid Town branch locations and the two new branch locations opened by the Bank in the past few months. Other non-interest expense increased by $639,000 in the current quarter compared to last year's first quarter due to higher check losses and stationary and supplies expenses. Overall non-interest expense totals were aided by new accounting rules that no longer require goodwill to be expensed for most acquisitions. This change resulted in goodwill amortization expense declining by $648,000 in the current period from the amount recorded in the quarter ended March 31, 2001.

The ratio of total non-interest expense to average assets was 1.70% for the current quarter, compared to 1.56% in last year's first quarter and 1.69% in the quarter ended December 31, 2001. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, was 48.3%. Income tax expense totaled $9.4 million in the current quarter, equal to an effective income tax rate of 36.1%, compared to $8.3 million and an effective tax rate of 37.2% for the quarter ended March 31, 2001. The decline in the effective tax rate was primarily due to the decline in goodwill amortization expense.

Non-performing assets increased during the past three months to $27.4 million, or .49% of total assets, compared to $20.9 million or .37% of total assets at December 31, 2001. A year ago, non-performing assets totaled $19.2 million, or ..37% of total assets. Most of the increase in non-performing assets related to one commercial real estate loan and a secured line of credit to the same borrower aggregating $4.4 million, which were previously described in the Company's 2001 Form 10-K. These two loans were placed on non-accrual status due to the borrower being in violation of certain loan covenants. The Bank expects to be repaid in full in the next 12 months from the net proceeds from the sale of the property. The Company did not record a provision for loan losses in the current quarter, and recorded $53,000 of net charge-offs during the quarter. The Bank's allowance for loan losses was $19.6 million at March 31, 2002, equal to 78% of total non-performing loans, 71% of total non-performing assets and .46% of total loans receivable. At March 31, 2002, 90% of the Company's loan portfolio consisted of loans secured by one-to-four family residential properties, including 8% relating to home equity loans and equity lines of credit. A total of 78% of non-performing assets consisted of loans secured by one-to-four family residential properties and one-to-four family foreclosed real estate.

Total assets at March 31, 2002, were $5.62 billion, approximately $23 million higher than the level reported at December 31, 2001. The balance of loans receivable at March 31, 2002 stood at $4.25 billion, compared to $4.45 billion at December 31, 2001, a decline of $196 million. The decline in loans receivable balances was offset by an aggregate increase of $154 million in cash, interest-bearing deposits and federal funds sold balances, and an increase of $77 million in mortgage-backed securities balances. Deposit balances stood at $3.65 billion at March 31, 2002 growing by $90 million in the quarter. Ignoring deposits acquired in the Mid Town acquisition, this marked the sixth consecutive quarter of strong deposit growth. The Company opened its 33rd branch office in February, a new facility located at 90 Burr Ridge Parkway, Burr Ridge, IL.

Borrowed funds totaled $1.39 billion at March 31, 2002 down from $1.47 billion reported three months earlier. Total stockholders' equity was $450.2 million at March 31, 2002, resulting in a stated book value per share of $19.50 and a tangible book value per share of $15.01. The Company previously announced a 500,000 share repurchase plan during the third quarter of 2001. During the current quarter, the Company did not repurchase any shares of its common stock. The Bank's tangible, core and risk-based capital percentages of 6.73%, 6.73% and 11.96%, respectively, at March 31, 2002 exceeded all minimum regulatory requirements.

                                Outlook for 2002
                                ----------------

Management reiterated its previously announced expectation that earnings per share for 2002 should be in the range of $3.00-$3.05 per diluted share, or an increase of 17%-19% over 2001. For the quarter ending June 30, 2002, management currently expects to report results in the range of $.71-$.73 per share, including income from real estate operations of $2.1-$2.4 million.

The Company's 2002 projections assume moderate balance sheet growth in the 7-9% range and a relatively steep yield curve, which is expected to result in an increase in the interest rate spread and a corresponding modest improvement in the net interest margin. The Company is anticipating its real estate development operation will contribute $10.5-$12.0 million in pre-tax earnings in 2002 and also expects to report continued strong growth in fee income. The projections also assume housing and mortgage activity in the Bank's markets will remain strong and credit quality remains good.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 33 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. Factors which could have a material adverse effect on operations and could affect management's outlook or future prospects of the Company and its subsidiaries include, but are not limited to, unanticipated changes in interest rates, deteriorating economic conditions which could result in increased delinquencies in the Company's loan portfolio, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in the Company's market area, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, the possible short-term dilutive effect of potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS

                  (Dollars in thousands, except per share data)

                                                                     THREE MONTHS ENDED
                                                                         MARCH 31,
                                                                  2002                2001
                                                                --------            --------
                                                                        (UNAUDITED)
Interest income.....................................             $81,556             $89,147
Interest expense....................................              45,592              56,649
                                                                 -------             -------
   Net interest income..............................              35,964              32,498
Provision for loan losses...........................                  --                  --
                                                                 -------             -------
   Net interest income after provision for loan
      losses........................................              35,964              32,498
Non-interest income:
   Gain on sale of:
      Loans receivable held for sale................               2,340                 691
      Investment securities.........................                 465                 170
      Foreclosed real estate........................                  27                 175
   Income from real estate operations...............               2,897               3,349
   Deposit account service charges..................               4,824               3,426
   Loan servicing fee expense.......................                 (40)               (263)
   Brokerage commissions............................                 603                 545
   Other............................................               2,558               1,766
                                                                 -------             -------
      Total non-interest income.....................              13,674               9,859
Non-interest expense:
   Compensation and benefits........................              14,226              11,341
   Office occupancy and equipment...................               2,867               2,224
   Data processing..................................                 999                 764
   Advertising and promotion........................               1,187               1,248
   Federal deposit insurance premiums...............                 174                 155
   Amortization of goodwill.........................                 163                 811
   Amortization of core deposit intangibles.........                 424                 340
   Other............................................               3,704               3,065
                                                                 -------             -------
      Total non-interest expense....................              23,744              19,948
                                                                 -------             -------
      Income before income taxes....................              25,894              22,409
Income taxes........................................               9,351               8,331
                                                                 -------             -------
      Net income....................................             $16,543             $14,078
                                                                 =======             =======
Basic earnings per share............................             $   .72             $   .61
                                                                 =======             =======
Diluted earnings per share..........................                 .70                 .60
                                                                 =======             =======

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             (Dollars in thousands)

                                                               MARCH 31,          DECEMBER 31,
                                                                 2002                 2001
                                                               --------             --------
                                                                        (UNAUDITED)

ASSETS
Cash and due from banks..............................         $   99,208          $   82,540
Interest-bearing deposits............................            112,348              29,367
Federal funds sold...................................            167,360             112,765
                                                              ----------          ----------
   Total cash and cash equivalents...................            378,916             224,672
Investment securities available for sale, at fair
   value.............................................            348,599             355,461
Stock in Federal Home Loan Bank of Chicago, at cost..            133,994             132,081
Mortgage-backed securities available for sale, at
   fair value........................................            219,191             142,158
Loans receivable held for sale.......................             45,296             161,105
Loans receivable, net of allowance for losses of
   $19,554 and $19,607...............................          4,206,391           4,286,470
Accrued interest receivable..........................             27,511              28,761
Foreclosed real estate...............................              2,170               1,405
Real estate held for development or sale.............             12,265              12,993
Premises and equipment, net..........................             65,276              63,815
Other assets.........................................             74,622              80,448
Intangible assets, net of accumulated amortization
   of $20,195 and $19,608 ...........................            103,619             105,670
                                                              ----------          ----------
                                                              $5,617,850          $5,595,039
                                                              ==========          ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits..........................................          3,647,659           3,557,997
   Borrowed funds....................................          1,390,500           1,470,500
   Advances by borrowers for taxes and insurance.....             41,366              38,484
   Accrued expenses and other liabilities............             88,113              92,185
                                                              ----------          ----------
      Total liabilities..............................          5,167,638           5,159,166
                                                              ----------          ----------
Stockholders' equity:
   Preferred stock, $.01 par value; authorized
      5,000,000 shares; none outstanding.............                 --                  --
Common stock, $.01 par value; 80,000,000 shares
   authorized; 25,420,650 shares issued; 23,093,274
   and 22,982,634 shares outstanding                                 254                 254
   Additional paid-in capital........................            202,936             201,468
   Retained earnings, substantially restricted.......            298,405             286,742
   Stock in Gain Deferral Plan; 223,453 shares.......                511                 511
   Accumulated other comprehensive income, net of tax              2,534               3,672
   Treasury stock, at cost; 2,550,829 and 2,661,469
      shares.........................................            (54,428)            (56,774)
                                                              ----------          ----------
      Total stockholders' equity.....................            450,212             435,873
                                                              ----------          ----------
                                                              $5,617,850          $5,595,039
                                                              ==========          ==========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA

                        (In thousands, except share data)

                                                           MARCH 31,         DECEMBER 31,         MARCH 31,
                                                             2002               2001                 2001
                                                         ------------       -------------       -------------

Book value per share.............................        $     19.50        $      18.97        $      17.16
Tangible book value per share....................              15.01               14.37               14.18
Stockholders' equity to total assets.............               8.01%               7.79%               7.42%
Tangible capital ratio (Bank only)...............               6.73                6.44                6.35
Core capital ratio (Bank only)...................               6.73                6.44                6.35
Risk-based capital ratio (Bank only).............              11.96               11.31               11.86
Common shares outstanding:
   Actual........................................         23,093,274          22,982,634          22,741,603
   Basic (weighted average)......................         23,014,821          22,691,053          23,018,672
   Diluted (weighted average)....................         23,576,020          23,143,828          23,493,066
Non-performing loans.............................        $    25,217         $    19,451         $    17,869
Non-performing assets............................             27,387              20,856              19,214
Allowance for loan losses........................             19,554              19,607              18,279
Non-performing loans to total loans..............                .59%                .45%                .42%
Non-performing assets to total assets............                .49                 .37                 .37
Allowance for loan losses to total loans.........                .46                 .45                 .43
Mortgage loans serviced for others...............        $ 1,646,806         $ 1,401,607         $   843,471
Capitalized mortgage servicing rights............             12,957              10,531               5,505

                                                                  THREE MONTHS ENDED
                                                                       MARCH 31,
                                                                2002                 2001
                                                             ---------            ---------
Average balance data:
   Total assets....................................          $5,586,629          $5,128,657
   Loans receivable................................           4,353,404           4,368,240
   Interest-earning assets.........................           5,268,610           4,898,647
   Deposits........................................           3,352,212           2,839,382
   Interest-bearing liabilities....................           4,792,649           4,498,860
   Stockholders' equity............................             442,536             390,169
Performance ratios (annualized):
   Return on average assets........................                1.18%               1.10%
   Return on average equity........................               14.95               14.43
   Average yield on interest-earning assets........                6.22                7.29
   Average cost of interest-bearing liabilities....                3.86                5.11
   Interest rate spread............................                2.36                2.18
   Net interest margin.............................                2.74                2.66
   Average interest-earning assets to average
      interest-bearing liabilities.................              109.93%             108.88%
   Non-interest expense to average assets..........                1.70                1.56
   Non-interest expense to average assets and
      loans serviced for others....................                1.34                1.35
   Efficiency ratio................................               48.29               47.28
Loan originations and purchases....................          $  677,846          $  515,455
Loans and mortgage-backed securities sold..........             165,290             126,337
Cash dividends declared per share..................                 .15                 .10